Exhibit 99.1

Corporate Contacts:
Sylvia Wheeler
Vice President, Corporate Communications
Affymax, Inc.
650-812-8861

Toshiyuki Ikeuchi
Corporate Communications
Takeda Pharmaceutical Company Limited
+1 81-3-3278-2037

Josephine Zammuto
Corporate Communications
Takeda Global Research & Development Center, Inc., U.S.
224-554-2795

AFFYMAX AND TAKEDA CONFIRM U.S. REGISTRATION STRATEGY FOR INVESTIGATIONAL DRUG, HEMATIDE™/PEGINESATIDE, FOLLOWING MEETING WITH FDA

-         Companies Confirm Q2 2011 Timeline for NDA Submission —

PALO ALTO, Calif., and OSAKA, Japan, Nov 29, 2010 — Affymax, Inc. (Nasdaq:AFFY) and Takeda Pharmaceutical Company Limited (TSE, 4502), today announced that following pre-New Drug Application (NDA) discussions with the U.S. Food and Drug Administration (FDA), the companies will move forward with their regulatory strategy for the investigational drug, peginesatide, for the treatment of anemia in chronic renal failure (CRF) patients on dialysis in the United States.

“Our plan is to pursue approval of peginesatide for the treatment of anemia in CRF patients on dialysis,” said Arlene M. Morris, chief executive officer of Affymax.  “Based on our meeting with FDA, we believe the data from our completed trials are sufficient for review of our NDA for this indication. Our goal is to submit the NDA for peginesatide for the treatment of anemia in chronic renal failure patients on dialysis in the second quarter of 2011.”

Azmi Nabulsi, M.D., M.P.H, president of Takeda Global Research & Development Center, Inc.,  U.S. added, “Anemia is a common consequence of chronic kidney disease or chronic renal failure that can occur in patients on dialysis.  Our goal with peginesatide, upon approval, is to provide a new therapeutic option to the physicians and dialysis patients who are challenged with managing anemia associated with chronic renal failure.”

Teleconference/Webcast Details

Affymax will host a teleconference and webcast at 8:30 a.m. Eastern time today to further discuss the regulatory plan for Hematide and provide a company update.  Interested parties can listen to the live call by dialing (866) 670 - 6364 from the U.S. or (631) 813 - 4881 for international callers.

Individuals may access the live webcast by visiting www.affymax.com and going to the Investors section.  A replay of the webcast will be available on the company’s website for 30 days.

About Hematide™/peginesatide

Peginesatide is a novel investigational synthetic, PEGylated peptidic compound that binds to and activates the erythropoietin receptor and thus acts as an ESA.

Affymax and Takeda are collaborating on the development of peginesatide and plan to co-commercialize the product once approved in the United States.  Phase 3 clinical trials investigated the potential for peginesatide to treat anemia associated with chronic renal failure.  The product, upon approval, will be commercialized outside the United States by Takeda.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. For additional information, please visit www.affymax.com.

About Takeda Pharmaceutical Company Limited

Located in Osaka, Japan, Takeda is a research-based global company with its main focus on pharmaceuticals. As the largest pharmaceutical company in Japan and one of the global leaders of the industry, Takeda is committed to strive towards better health for patients worldwide through leading innovation in medicine. Additional information about Takeda is available through its corporate website, www.takeda.com.

About Takeda Pharmaceuticals North America, Inc. and Takeda Global Research & Development Center, Inc.

Based in Deerfield, Ill., Takeda Pharmaceuticals North America, Inc. and Takeda Global Research & Development Center, Inc. are subsidiaries of Takeda Pharmaceutical Company Limited, the largest pharmaceutical company in Japan. The respective companies currently market oral diabetes, insomnia, rheumatology and gastroenterology treatments and seek to bring innovative products to patients through a pipeline that includes compounds in development for diabetes, cardiovascular disease, gastroenterology, neurology and other conditions. To learn more about these Takeda companies, visit www.tpna.com.

This release contains forward-looking statements, including statements regarding timing, scope and results of an NDA filing for peginesatide, the continuation and success of the companies’ collaboration, the design, timing and results of the clinical trials and drug development program and registration strategy, and the likelihood and timing of the commercialization of Hematide. The companies’ actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including the FDA’s review and interpretation of the data from the Phase 3 studies, in particular with respect to the subgroup analyses in the non-dialysis groups, the risks relating to the continued safety and efficacy of peginesatide in clinical development, the potential for once per month dosing and room temperature stability, regulatory requirements and approvals, research and development efforts, the factors affecting the commercial potential of peginesatide, industry and competitive environment, intellectual property rights and disputes, financing requirements and ability to access capital, and other matters that are described in Affymax’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The scientific information discussed in this release related to Hematide is preliminary and investigative.  Peginesatide has not been approved by the U.S. Food and Drug Administration or any other regulatory body, and no conclusion can be drawn regarding the safety or effectiveness of peginesatide to treat anemia associated with chronic renal failure in dialysis or non dialysis patients. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The companies undertake no obligation to update any forward-looking statement in this press release.

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